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                                                                     Exhibit 5.1

                          [LETTERHEAD OF ROPES & GRAY]


                                                  January 14, 2000





NSTAR
800 Boylston Street
Boston, Massachusetts  02199

     Re:  NSTAR -- $500,000,000
          aggregate amount of Securities
          ------------------------------

Ladies and Gentlemen:

     You have asked our opinion concerning the proposed issue by NSTAR (the "Company") of unsecured debt securities (the "Securities"), to be issued in one or more series under the Indenture between the Company and Bank One Trust Company, N.A., as trustee (the "Indenture Trustee"), dated as of January 12, 2000 (the "Indenture"), such Securities to be issued at an aggregate initial offering price not to exceed $500,000,000.

     We have acted as counsel for the Company in connection with the proposed issue and sale of the Securities. We are familiar with the proceedings taken by the Company in respect thereof and have examined originals or certified or attested copies of such certificates, records and documents as we have deemed necessary for the purposes of this opinion.

     Basing our opinion on the foregoing, we are of the opinion that:

     (1) when the Registration Statement relating to the Securities filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, has been declared effective, no further authorization, consent, or approval by any regulatory authority will be required for the valid issuance and sale of the Securities (except under the so-called "blue sky" or securities laws of the several states, as to the applicability of which we express no opinion);

     (2) when the Trustees of the Company or a committee designated thereby has determined the price and other terms and conditions relating to the issue and


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NSTAR                                  -2-                   January 14, 2000


     sale of the Securities, the Securities will have been duly authorized by the Company;

     (3) upon the execution and filing with the Indenture Trustee of the proper papers, the Securities will be issuable under the terms of the Indenture; and

     (4) upon the execution, authentication and delivery of the Notes against payment therefor in accordance with the authorizations referred to in paragraphs (1), (2) and (3) above and in accordance with the Indenture, the Securities will be valid and legally binding obligations of the Company and the Securities will be entitled to the benefits of the Indenture together with other series of Securities (as defined in the Indenture) which may hereafter be issued thereunder pursuant to the terms thereof, subject to
     (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

     We understand that this opinion is to be used in connection with the Company's Registration Statement relating to the Securities to be filed under the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of said Registration Statement and the use of our name therein and in the related Prospectus under the caption "Validity of Securities."


                                                     Very truly yours,


                                                     /s/ ROPES & GRAY